UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2017

OPHTHOTECH CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 19th Floor
New York, New York 10119
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
On November, 1 2017, Ophthotech Corporation (the “Company”) entered into a fifth amendment of lease (the “Fifth Lease Amendment”) with One Penn Plaza LLC, as landlord, amending, effective as of October 1, 2017, the Lease Agreement, dated as of September 30, 2007, between the Company and One Penn Plaza LLC, as previously supplemented and amended (as so supplemented and amended, the “Lease”).  The Fifth Lease Amendment provides for a different, smaller premises to be made available to the Company under the Lease at One Penn Plaza in New York City, New York, resulting in total office space available under the Lease of approximately 13,500 square feet.  The Company intends to use the office space for corporate and clinical operations. The new office space will be available to the Company following the completion of construction being performed by the landlord, which is expected to be completed prior to the end of January 2018.  Notwithstanding the Company's prior termination notice under the Lease, the Lease is now scheduled to expire at the end of 2018. The incremental rental fees, which includes utilities costs, over the extended term of the Lease from January through December 2018 are expected to be approximately $650,000.  The Company is also liable for taxes and other charges related to the leased premises.  The Company previously provided the landlord with a letter of credit in an amount of approximately $138,000 to secure the Company’s obligations under the Lease.
The Company expects to file the Fifth Lease Amendment as an exhibit to its Quarterly Report on Form 10-K for the year ending December 31, 2017. The foregoing description is qualified in its entirety by reference to the complete text of the Fifth Lease Amendment when filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: November 7, 2017	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary

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